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                                                                    Exhibit 21.1

The subsidiaries of the Registrant are:

     1. National Network Technologies LLC, a Delaware limited liability company;

     2. Hugh O'Kane Electric Co., LLC, a Delaware limited liability company;

     3. Lexent Services, Inc., a Delaware corporation; and

     4. HOK Datacom, Inc., a Delaware corporation.